UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida

	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-912-8000

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	BVH	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 20, 2023, Bluegreen Vacations Corporation (“Bluegreen”), a wholly owned subsidiary of Bluegreen Vacations Holding Corporation, completed a private offering and sale of approximately $214.6 million of vacation ownership interest (“VOI”) receivable-backed notes (the “2023-A Term Securitization”). The transaction consisted of the issuance of three tranches of notes (collectively, the “Notes”) with a weighted average coupon rate of approximately 6.32% and a maturity date in November 2038. The gross advance rate for the transaction was 85.5%. KeyBanc Capital Markets Inc. (“KeyCM”) and BofA Securities, Inc. (“BofA”) acted as joint bookrunners and co-lead managers, and Truist Securities, Inc. (“Truist”), Citizens Capital Markets Inc. (“Citizens”) and Barclays Capital Inc. (“Barclays”) acted as co-managers. KeyCM also acted as structuring agent for the transaction. KeyCM, BofA, Truist, Citizens and Barclays were the initial purchasers of the Notes.

The amount of the VOI receivables sold or to be sold to BXG Receivables Note Trust 2023-A (the “Trust”) in the transaction is approximately $251.0 million, approximately $247.2 million of which was sold to the Trust at closing and approximately $3.8 million of which is expected to be sold to the Trust by October 18, 2023. The gross proceeds of such sales to the Trust are anticipated to be approximately $212.2 million. A portion of the proceeds received at the closing were used to: repay approximately $181.6 million under Bluegreen’s existing VOI receivable-backed notes purchase facility with KeyBank National Association , Bank of America, N.A, Truist Bank, Citizens Bank, N.A. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (the "Purchase Facility"), representing all amounts outstanding under the Purchase Facility; capitalize a reserve fund; and pay fees and expenses associated with the transaction. The remainder of the gross proceeds from the 2023-A Term Securitization are expected to be used for general corporate purposes. The Purchase Facility allows for maximum outstanding receivable-backed borrowings of $250.0 million on a revolving basis through September 30, 2025, subject to eligible collateral and the other terms and conditions of the facility. Thus, additional availability of approximately $181.6 million in the aggregate is expected as a result of the repayment described above.

Subject to performance of the collateral, Bluegreen will receive any excess cash flows generated by the receivables transferred under the 2023-A Term Securitization (excess meaning after payments of customary fees, interest and principal under the 2023-A Term Securitization) on a pro-rata basis as borrowers make payments on their VOI loans.

While ownership of the VOI receivables included in the 2023-A Term Securitization is transferred and sold for legal purposes, the transfer of these receivables is accounted for as a secured borrowing for financial accounting purposes. Accordingly, no gain or loss was recognized as a result of this transaction.

The Notes were offered and sold to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and were subsequently offered and sold by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and, outside the United States, only to non-US investors pursuant to Regulation S. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered (which is not expected), the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The description of the 2023-A Term Securitization set forth above is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements and instruments governing the transaction, which are included as Exhibits 10.1 through 10.5 of this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

d) Exhibit.

Exhibit Number	Exhibit
10.1

Indenture, dated as of June 20, 2023, among BXG Receivables Note Trust 2023-A, as Issuer, Bluegreen Vacations Corporation, as Servicer, Vacation Trust, Inc., as Club Trustee, Equiant Financial Services Inc., as Backup Servicer, and U.S. Bank Trust Company, National Association, as Indenture Trustee, U.S Bank National association, as Custodian

10.2	Sale Agreement, dated as of June 20, 2023, by and between BRFC 2023-A LLC, as Depositor, and BXG Receivables Note Trust 2023-A, as Issuer
10.3	Transfer Agreement, dated as of June 20, 2023, by and among Bluegreen Vacations Corporation, BXG Timeshare Trust I, as Seller, and BRFC 2023-A LLC, as Depositor
10.4	Purchase and Contribution Agreement, dated as of June 20, 2023, by and between Bluegreen Vacations Corporation, as Seller, and BRFC 2023-A LLC, as Depositor
10.5	BXG Receivables Note Trust 2023-A, Standard Definitions
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2023	Bluegreen Vacations Holding Corporation

	By:	/s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

3